BLUE HOLDINGS, INC.


                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-128288


                           PROSPECTUS SUPPLEMENT NO. 2
                    (To Prospectus dated September 28, 2005)

         This is a prospectus supplement to our prospectus dated September 28, 2005 relating to the resale from time to time by selling shareholders of up to 25,284,657 shares of our Common Stock. On November 4, 2005, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Current Report on Form 8-K is attached to and made a part of this prospectus supplement. Exhibits 2.1 and 99.1 to the Current Report on Form 8-K are not included with this prospectus supplement.

         This prospectus supplement should be read in conjunction with the prospectus and any prior prospectus supplements, and this prospectus supplement is qualified by reference to the prospectus and any prior prospectus supplements, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus or any prior prospectus supplement.

         THE SECURITIES OFFERED BY THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGE 3 OF THE PROSPECTUS IN DETERMINING WHETHER TO PURCHASE THE COMMON STOCK.



           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 4, 2005.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -----------------------------

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 Date of Report:

                        (Date of earliest event reported)

                                OCTOBER 31, 2005

                          ----------------------------


                               BLUE HOLDINGS, INC.
               (Exact name of registrant as specified in charter)

                                     NEVADA
         (State or other Jurisdiction of Incorporation or Organization)


       000-33297                                             88-0450923
(Commission File Number)                            (IRS Employer Identification
                                                                No.)

                              5804 E. SLAUSON AVE.
                               COMMERCE, CA 90040
                         (Address of Principal Executive
                              Offices and zip code)

                                 (323) 725-5555
                             (Registrant's telephone
                          number, including area code)

                           MARINE JET TECHNOLOGY CORP.
                       936A BEACHLAND BOULEVARD, SUITE 13
                              VERO BEACH, FL 32963
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================


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


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         Information included in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information may involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. The Company's actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 2.01         COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.
ITEM 3.02         UNREGISTERED SALES OF EQUITY SECURITIES.

         On October 31, 2005, Blue Holdings, Inc. (the "Company") entered into an Exchange Agreement (the "Exchange Agreement") with Taverniti So Jeans, LLC, a California limited liability company ("Taverniti"), and the members of Taverniti (the "Taverniti Members"). Under the Exchange Agreement, the Company acquired all of the outstanding membership interests of Taverniti (the "Interests") from the Taverniti Members, and the Taverniti Members contributed all of their Interests to the Company. In exchange, the Company issued to the Taverniti Members, on a pro rata basis, an aggregate of 500,000 shares of the Common Stock, par value $0.001 per share, of the Company (the "Common Shares"), and paid to the Taverniti Members, on a pro rata basis, an aggregate of Seven Hundred Fifty Thousand Dollars ($750,000).

         The Company agreed to indemnify Taverniti, the Taverniti Members and certain of their affiliates against damages incurred by or asserted against such parties based upon or resulting from any breach or inaccuracy of any representation, warranty or covenant made by the Company, and any cost or expense related thereto, for all amounts in excess of $50,000 up to a maximum of $500,000. Each Taverniti Member agreed to indemnify the Company and certain of its affiliates against damages incurred or asserted against such parties based upon or resulting from any breach or inaccuracy of any representation, warranty or covenant made by such Taverniti Member, and any cost or expense related thereto. The Taverniti Members agreed to indemnify the Company and certain of its affiliates, on a pro rata basis, against damages incurred or asserted against such parties based upon or resulting from any breach or inaccuracy of any representation, warranty or covenant made by Taverniti, and any cost or expense related thereto, for all amounts in excess of $50,000 up to a maximum of $500,000.

         The amount of consideration was determined based on an analysis of the fair market value of the Interests, in light of, among other factors, Taverniti's existing liabilities, anticipated revenue and its long term license agreement with Taverniti Holdings LLC (described below). The cash portion of the purchase price was paid from the Company's working capital.

         As of October 31, 2005, Taverniti owed approximately $462,000 to Paul Guez directly, and $635,000 to other companies co-owned by Mr. Guez (other than the Company), in connection with prior advances to Taverniti made by Mr. Guez and such other companies. Mr. Guez is the Company's Chairman, Chief Executive Officer, President and majority shareholder, and the sole manager and a member of Taverniti. Elizabeth Guez, Paul Guez's spouse and the Company's Chief Operating Officer, is a member of Taverniti. Two other members of Mr. and Mrs. Guez's family are the remaining members of Taverniti.

         At the closing of the exchange transaction, Taverniti became a wholly-owned subsidiary of the Company.

         The exchange transaction was approved by a majority of the Company's Board of Directors, including its independent directors.

         The issuance and sale of the Common Shares to the Taverniti Members were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof, as a transaction not involving a public offering.

         Taverniti is the exclusive licensee for the design, development, manufacture, sale, marketing and distribution of the "Taverniti So Jeans" trademark in the denim and knit sports wear categories for men and women. It is paying royalties to Taverniti Holdings LLC in the ranges of 5-8 percent depending on the net sales of the licensed products pursuant to a license agreement with Taverniti Holdings LLC. Taverniti Holdings LLC is jointly owned by Paul Guez (60%) and Jimmy Taverniti (40%), the designer of the products for the brand, and Mr. Guez is the sole manager. The license agreement was signed in May 2004 and expires on December 31, 2015. The Company expects that the license agreement will remain in effect through its termination date.

         Except as set forth in this Current Report on Form 8-K, neither the Company, nor its directors and officers, had any material relationship with Taverniti or any of the Taverniti Members.

         The Exchange Agreement is attached to this Current Report on Form 8-K as Exhibit 2.1, and is incorporated herein by reference.

         On October 31, 2005, the Company issued a press release announcing the exchange transaction. The press release issued by the Company is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.


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


ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

                  It is impracticable at this time for the Company to provide the financial statements of the business acquired. The Company undertakes to file such financial statements in an amendment to this Current Report on Form 8-K within the time period provided by this form.

         (b)      PRO FORMA FINANCIAL INFORMATION.

                  It is impracticable at this time for the Company to provide the pro forma financial statements of the business acquired. The Company undertakes to file such pro forma financial statements in an amendment to this Current Report on Form 8-K within the time period provided by this form.

         (c)      SHELL COMPANY TRANSACTIONS.

                  Not Applicable.

         (d)      EXHIBITS.

                  2.1 Exchange Agreement dated October 31, 2005, among Blue Holdings, Inc., Taverniti So Jeans, LLC, and the members of Taverniti So Jeans, LLC.

                  99.1 Press Release issued by Blue Holdings, Inc. on October 31, 2005.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, Blue Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  BLUE HOLDINGS, INC.


Date:  November 4, 2005           By:    /S/ PATRICK CHOW
                                         -------------------------------------
                                         Patrick Chow, Chief Financial Officer

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                               DESCRIPTION OF EXHIBIT
-------           --------------------------------------------------------------

2.1               Exchange   Agreement  dated  October  31,  2005,   among  Blue
                  Holdings, Inc., Taverniti So Jeans, LLC, and the members of Taverniti So Jeans, LLC.

99.1              Press  Release  issued by Blue  Holdings,  Inc. on October 31,
                  2005.


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